EXHIBIT 99.1

Talon International, Inc. Reports 2017

Third Quarter and Nine Months Financial Results

LOS ANGELES, CA -  November 14, 2017 - Talon International, Inc. (OTCQB: TALN), a leading global supplier of zippers, apparel fasteners, trim and stretch technology products, reported financial results for the third quarter ended September 30, 2017.

Financial Results

Revenues for the three months ended September 30, 2017 were $9.8 million, reflecting a decrease of $1.1 million, or 9.8%, as compared to the same period in 2016.  Talon Zipper sales were $396,000 lower than the same period in 2016.  Talon Trim products, which consist primarily of sales to specialty retail branded customers, decreased by $671,000 compared to the same period in 2016.  Both business segments experienced decreased sales to mass merchandising brand customers and specialty retail brands customers.  Revenues for the nine months ended September 30, 2017 were $33.8 million, a decrease of 7.6% from the same period in 2016.

“As a management team, we remain committed to our corporate initiatives including innovating new products, offering value-add services to our existing customers, and maximizing new growth opportunities” stated Larry Dyne, Talon's Chief Executive Officer. “Once again this quarter, we experienced the negative effects of a sluggish brick and mortar retail environment. However, we intend to hold our footprint in the current business, as well as dedicate resources to additional opportunities as the market evolves. Specifically, increasing penetration of ecommerce retailers represents a significant growth opportunity.  A positive for us this quarter is that margins have held steady as a result of our concentration on the right mix of product and customers - customers that generally require higher quality and differentiated products and greater customer service.  Additionally, we believe we are positioned to quickly adapt and grow in a global apparel environment that is constantly evolving. We have recently received a patent for expandable and flexible shirt collar technology which further displays Talon’s focus on innovation and commitment to bring new garment technology to the apparel market. ”

Gross profit for the quarter ended September 30, 2017 was $3.5 million, or 35.4% of sales, compared to $3.8 million, or 35.0% of sales, in the third quarter of 2016.  The gross profit decrease is largely attributable to lower sales volumes partially offset by a favorable change in product mix, improved sourcing and lower manufacturing support costs.  Gross profit for the nine months ended September 30, 2017 was $12.3 million, or 36.5% of sales, reflecting a decrease of $1.1 million as compared to the same period in 2016.

Operating expenses for the quarter ended September 30, 2017 were $3.4 million, a decrease of $203,000 from the prior year.  Operating expenses consist of sales and marketing and general and administrative expenses. Sales and marketing expenses totaled $1.5 million, a decrease of $404,000 as compared to the same period in 2016, mainly due to lower sales in the quarter, decreased compensation costs, and reduced marketing costs. General and administrative expenses for the quarter totaled $1.9 million, or 19.3% of sales. General and administrative expenses increased $28,000 in the third quarter ended September 30, 2017 as compared to the prior year period due to the offsetting effect of the fraud recovery in 2016, and the net effect of decreased compensation costs and facilities costs with additional IT software and implementation expense in 2017.

Operating expenses for the nine months ended September 30, 2017 were $10.9 million, or 32.3% of sales, compared to $11.1 million, or 30.5% of sales, in the first nine months of 2017.  Sales and marketing expenses for the nine months ended September 30, 2017 totaled $4.6 million, a decrease of $404,000 as compared to the same period in 2016.  General and administrative expenses for the nine months ended September 30, 2017 totaled $6.4 million, or 18.8% of sales, compared to the prior year of $6.2 million, or 16.9% of sales. The year over year increase was due to the fraud recovery recorded in 2016, which reduced general and administrative expenses in the prior period.

For the quarter ended September 30, 2017, income from operations was $99,000 as compared to $229,000 for the same quarter in 2016.  Income from operations for the nine months ended September 30, 2017 was $1.4 million as compared to $2.3 million for the same period in 2016.

Net loss for the quarter was $78,000 or $0.00 per share as compared to net income of $21,000, or $0.00 per share, for the quarter ended September 30, 2016.  Net income for the nine months ended September 30, 2017 was $531,000, a decrease from $1.0 million in the same period in 2016.

About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers and complete trim solutions including Tekfit® stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products including stretch technology products for specialty waistbands, shirt collars, and other items all under its trademark and world renowned brands, Talon® and Tekfit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including VF Corporation, American Eagle, Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, JC Penney, FatFace, Victoria’s Secret, Wal-Mart, Phillips-Van Heusen, Levi Strauss & Co., Express and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, India, Indonesia and Bangladesh.

Forward-Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on market growth, changing trends in apparel retailing, new product introductions, product innovation, and the Company's ability to execute on its sales strategies, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise

Contact:

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

TALON INTERNATIONAL, INC.

Consolidated statements of OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales	$9,788,577	$10,856,283	$33,791,858	$36,575,804
Cost of goods sold	6,320,098	7,055,176	21,465,241	23,158,892
Gross profit	3,468,479	3,801,107	12,326,617	13,416,912
Sales and marketing expenses	1,475,507	1,706,173	4,564,931	4,969,179
General and administrative expenses	1,893,938	1,866,292	6,362,205	6,180,658
Total operating expenses	3,369,445	3,572,465	10,927,136	11,149,837

Income from operations	99,034	228,642	1,399,481	2,267,075
Interest expense, net	157,797	157,244	468,465	463,652
Income (loss) before income taxes	(58,763)	71,398	931,016	1,803,423
Provision for income taxes	19,605	50,703	399,643	775,913
Net income (loss)	$(78,368)	$20,695	$531,373	$1,027,510

Basic and diluted net income per share	$0.00	$0.00	$0.01	$0.01
Weighted average number of common shares outstanding - Basic	92,338,283	92,274,255	92,305,917	92,271,066
Weighted average number of common shares outstanding - Diluted	92,388,283	93,220,191	92,661,225	93,405,895

Net income (loss)	$(78,368)	$20,695	$531,373	$1,027,510

Other comprehensive income (loss) from foreign currency translation	3,344	(2,276)	9,062	(13,730)
Total comprehensive income	$(75,024)	$18,419	$540,435	$1,013,760

TALON INTERNATIONAL, INC.

Consolidated balance sheets

	September 30,	December 31,
	2017	2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,977,609	$4,913,577
Accounts receivable, net	4,076,469	4,315,608
Inventories, net	470,959	500,482
Prepaid expenses and other current assets	569,541	702,906
Total current assets	10,094,578	10,432,573

Property and equipment, net	743,456	884,208
Intangible assets, net	4,256,784	4,266,596
Deferred income tax assets, net	5,006,677	5,224,018
Other assets	435,959	347,638
Total assets	$20,573.454	$21,155,033

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of revolving line of credit from related party, net	$114,783	$-
Current portion of capital lease obligations	25,203	23,749
Accounts payable	5,347,001	6,378,896
Accrued expenses	2,651,802	2,972,689
Total current liabilities	8,138,789	9,375,334

Revolving line of credit from related party, net of current portion, discounts and deferred financing costs	4,008,271	4,041,345
Capital lease obligations, net of current portion	17,947	37,035
Deferred income tax liabilities	-	3,037
Other liabilities	207,767	236,088
Total liabilities	12,372,774	13,692,839

Stockholders’ Equity:
Common Stock, $0.001 par value, 300,000,000 shares authorized; 92,338,283 and 92,274,255 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	92,338	92,274
Additional paid-in capital	65,202,419	65,040,432
Accumulated deficit	(57,212,531)	(57,743,904)
Accumulated other comprehensive income	82,454	73,392
Total stockholders’ equity	8,164,680	7,462,194
Total liabilities and stockholders’ equity	$20,537,454	$21,155,033

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